EXHIBIT 21.1

SUBSIDIARIES OF THINKORSWIM GROUP INC.

Direct subsidiaries of thinkorswim Group Inc. (f/k/a Investools Inc.):

Investools Inc. (f/k/a Online Investors Advantage, Inc.), a Utah corporation

Prophet Financial Systems, Inc., a California corporation

thinkorswim Holdings Inc. (f/k/a thinkorswim Group, Inc.), a Delaware corporation

Direct subsidiaries of thinkorswim Holdings Inc. (f/k/a thinkorswim Group, Inc.):

thinkorswim, Inc., a Delaware corporation

thinkorswim Advisors, Inc. , an Illinois corporation

thinkorswim Technologies, Inc., a Delaware corporation

TOS Services, Inc., a Delaware corporation

TOS Red, Inc., a Delaware corporation

thinkorswim Canada, Inc., a New Brunswick  corporation

thinkorswim Australia Pty Ltd, a company registered under Corporation Act 2001 of Victoria, Australia

Direct subsidiaries of Investools Inc. (f/k/a Online Investors Advantage, Inc.):

Investools Asia Pacific Pte., Limited, a Singapore company

Investools Hong Kong Ltd., a Hong Kong company